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                                                                     EXHIBIT 23



The Board of Directors
Signature Inns, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-28605) on Form S-8 of Signature Inns, Inc. of our report dated February 18, 1999, relating to the consolidated balance sheets of Signature Inns, Inc. as of December 31, 1998, and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-KSB of Signature Inns, Inc.

KPMG LLP
Indianapolis, Indiana
March 24, 1999